AGREEMENT

This Agreement (the “Agreement”) is dated July 12, 2011 and is made by and between GLOBAL INVESTOR SERVICES INC., a Nevada corporation (the “Company”), on one hand, and WEALTH ENGINEERING, LLC, a New Jersey limited liability company (“Wealth LLC”), WEALTH ENGINEERING AND DEVELOPMENT INCORPORATED, a New Jersey corporation (“Wealth Inc”), ANNETTE RAYNOR (“Raynor”) and MARIO ROMANO (“Romano” and together with Wealth LLC, Wealth Inc and Raynor, the  “Consultant”), on the other hand.  The Company and the Consultant are collectively referred to as the “Parties”.

WHEREAS, on December 30, 2008, the Company and Wealth Inc entered into that certain Business Development Agreement (the “December 2008 Agreement”);

WHEREAS, on January 14, 2010, the Company and Wealth Inc entered into that certain Agreement relating to Questrade, Inc. (the “January 2010 Agreement”);

WHEREAS, on July 27, 2010, Investment Tools and Training, LLC, a wholly-owned subsidiary of the Company, and Wealth LLC entered into that certain Marketing Fund Agreement (the “July 2010 Agreement”);

WHEREAS, on August 17, 2010, the Company and Wealth Inc entered into that certain Agreement and the Addendum to the Agreement relating to Questrade, Inc. (the “August 2010 Agreement”);

WHEREAS, on September 10, 2010, the Company and Wealth LLC entered into that certain Agreement (the “September 2010 Agreement”);

WHEREAS, on January 1, 2011, the Company and Wealth LLC entered into that certain General Business Services Agreement (the “January 2011 Agreement”);

WHEREAS, on March 1, 2011, the Company and Wealth LLC entered into that certain Addendum to the January 2011 Agreement (the “March 2011 Addendum”);

WHEREAS, on March 8, 2011, the Company and Wealth LLC entered into that certain Addendum to the July 2010 Agreement (the “March 2011 Marketing Addendum” and collectively with the December 2008 Agreement, the January 2010 Agreement, the July 2010 Agreement, the August 2010 Agreement, the September 2010 Agreement, the January 2011 Agreement and the March 2011 Addendum, the “Wealth Agreements”);

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between the Company and Consultant as follows:

1. The Wealth Agreements and all other arrangement or agreement between the Consultant and its affiliates and the Company (the “Wealth Obligations”) are hereby terminated and the Parties are not bound by any provision contained therein.  The Wealth Agreements and the Wealth Obligations are hereby considered null and void and, except as set forth herein, the Company is no longer indebted to the Consultant for any amounts owed nor does it have any further obligations to the Consultant.  For avoidance of doubt, all amounts owed under the July 2010 Agreement, the March 2011 Marketing Addendum and all other Wealth Agreements are hereby forgiven and considered paid in full.

2. In Consideration for providing the release and other items set forth in Section 3 of this Agreement, the Company hereby agrees as follows:

a.	Make a payment of ONE HUNDRED AND FIFTY THOUSDAND DOLLARS ($150,000) by wire transfer to the Consultant on or before July 22, 2011.

b.
Deliver SEVENTEEN MILLION FIVE HUNDRED THOUSAND (17,500,000) shares of common stock of the Company, $0.001 par value per share (the “Shares”), to the Consultant within fifteen (15) business days of signing this Agreement, which Shares shall contain a standard restrictive legend as required under the Securities Act of 1933, as amended.

c.
The Company will pay Consultant within FIFTEEN (15) business days of the end of every month TWENTY PERCENT (20%) of monthly net revenue (as defined below) derived by the Company under that certain Software License and Joint Marketing Agreement between the Company and Questrade, Inc. dated December 24, 2009 (the “Questrade Agreement”).  Monthly Net Revenue is defined as net revenue, after adjusting for all returns and refunds, for each month as a result of the Questrade Agreement.  The Company further agrees to keep the Consultant informed regarding any proposed material change to the Questrade Agreement and will give the Consultant the opportunity to advise the Company regarding any proposed material change to the Questrade Agreement but the ultimate decision regarding any change to the Questrade Agreement will be solely that of the Company.

d.
The Company will pay the Consultant a bonus in the event that the Consultant introduces the Company to an investor (the “Investor Contact”) that provides the Company with financing.   At least five (5) business days prior to the introduction of the Investor Contact to the Company, the Consultant shall provide email notice to the Company providing the name of the Investor Contact.  The Company will have five (5) business days to advise Consultant that Company does not want to meet with the Investor Contact or that the Investor Contact has been previously introduced to the Company and as a result the Investor Contact is not an Investor Contact of the Consultant.

e.
The Company will pay the Consultant a bonus in the event that the Consultant introduces the Company to white label sales prospect (the “Sales Contact”) that the Company enters an agreement with.  At least five (5) business days prior to the introduction of the Sales Contact to the Company, the Consultant shall provide email notice to the Company providing the name of the Sales Contact.  The Company will have five (5) business days to advise Sales Consultant that Company does not want to meet with the Sales Contact or that the Contact has been previously introduced to the Company and as a result the Sales Contact is not a Sales Contact of the Consultant.  The Consultant, if requested by the Company, shall be required to provide the Company with written evidence illustrating that the Consultant has had substantial correspondence and contact with the Sales Contact prior to the date of this Agreement.

3. In consideration for compensation set forth above under Section 2 paid or delivered by the Company to the Consultant and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant, on its own behalf and on behalf of any entities which are controlled by the Consultant, agree as follows:

a.
To release and discharge the Company and its subsidiaries and their respective officers, directors, agents, counsel and employees and their respective heirs, executors, administrators, successors and assigns from any and all actions, causes of action, suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims and demands whatsoever, in law, admiralty or equity which against them or any of them Consultant, the entities controlled by the Consultant and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the Company or any affiliate of them, for, upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release.

b.
Consultant agrees to assist the Company in any and all reasonable ways including, (i) assisting the Company with locating information and property about which Consultant may have knowledge, (ii) responding to questions relating to the Company when requested to do so by the Company in writing, (iii) cooperating with the Company in the preparation or defense of any lawsuits or claims relating to work performed by Consultant or with which Consultant had knowledge; (iv) communicating about the Company in a positive manner when requested to do so by the Company in writing; (v) remaining available to the Company upon reasonable notice.

c.
Consultant agrees that all records, products, documents and all Confidential Information (as defined below) purchased, possessed or created by any employee or contractor of the Company, including Consultant, during employment or during the performance of services for the Company are owned by and shall be controlled by the Company.  Consultant may not download or copy any information, documents or other property of the Company without specific approval from the Company’s Chief Executive Officer; such approval must be obtained in writing for each such item.

d.
Consultant has become familiar with the employees and personnel associated with the Company.  Consultant hereby agrees that Consultant shall not, either as an individual on his own account, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company Chief Executive Officer’s prior written consent, directly or indirectly, influence or attempt to influence any employee of the Company to terminate his or her relationship with the Company for two (2) years from the effective date of this Agreement.  The Consultant shall not, either as an individual on its own account, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company Chief Executive Officer’s prior written consent, directly or indirectly, attempt to contact any employee, consultant, joint venture partner or other business associate or partner of the Company.  Further , the Consultant shall not, for a period of one (1) year from the date of this Agreement, either as an individual on its own account, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company Chief Executive Officer’s prior written consent, directly or indirectly, attempt to contact any investor or shareholder of the Company.  This section shall not prohibit any personal contact regarding personal matters.

e.
Consultant agrees that, Consultant shall protect and shall not disclose the Company’s Confidential Information.  For the purposes of this Agreement, “Confidential Information” shall mean information possessed by the Consultant relating to the Company’s business, personnel, operations, finances, billing, shareholder (including, but not limited to, NOBO lists, names and contact information of note holders and names and contact information of parties have exercised and/or converted derivative securities) and clients.  Confidential Information shall be deemed to include, but not be limited to, information relating to disclosures, processes, systems, techniques, government filings, materials, devices, costs, fees, payroll, finances, compensation structures, business plans, marketing plans, client or potential client information, trade secrets, business operations, human resources issues, legal claims, matters discussed at management meetings or matters discussed with the Company Chief Executive Officer, or other office matters, and other information that the Company has expressly described to Consultant as confidential.  Information or collections of information shall be considered included in the definition of Confidential Information if not known by the trade generally.  Confidential Information shall include information, whether verbal or written, that was disclosed to Consultant whether intentionally or inadvertently, at any time.  The obligations of Consultant hereunder shall continue in effect indefinitely.

f.
Consultant has become familiar with all operations and business of the Company.  As an inducement to enter into this Agreement, Consultant hereby agrees that Consultant shall not, either as an individual, as an entity or on his or her own account, as applicable, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company Chief Executive Officer’s prior written consent, work in any Business (as defined below) that competes directly or indirectly with the Company that is presently conducted by the Company or being contemplated by the Company during the two (2) year period following the date of this Agreement.  Business is defined as any business engaged in the online marketing of certain investor products and services that provide financial and education information to entry level investors, active investors in the online brokerage sector and high-end users of financial information, services and financial news; provided, however, the definition of Business does not include a platform in development by Consultant presently titled “FINANCIAL U” that is geared toward the financial education of young adults attending high school, college or other secondary learning institution.  Further, Raynor shall be permitted to serve as an employee or a consultant with any large, online brokerage firms, that is a not in the development stage or considered a start-up, such as OptionsExpress or Think or Swim, for the purpose of providing financial concept training.

g.
Consultant further acknowledges and agrees with the Company that the particular matters referred to in this Agreement are of such nature that in the event of a threatened or actual violation thereof, proof of damages would be extremely difficult.  Therefore, in the event of the breach or threatened breach by Consultant of the covenants contained in this Agreement, Consultant agrees that the Company shall be entitled to injunctions, both preliminary and final, without bond or security, enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Company either at law or in equity.  The Company and Consultant agree and acknowledge that a violation of the Agreement shall cause the Company to suffer irreparable damages, including the potential inability of the Company to prove specific money damages and Consultant agrees that it is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Company has an adequate remedy at law and therefore is not entitled to injunctive relief.

4. Except for Consultant’s members and investors, Consultant warrants and represents that no other person or entity has any interest in the matters released herein, and that it has not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.  Further, Consultant represents that it is an accredited investor as such term is defined under the Securities Act of 1933, as amended.

5. Each party shall be responsible for their own attorneys’ fees and costs.

6. The Parties each agree that they will not directly or indirectly make any negative or disparaging remarks or communications about or relating to the other Parties hereto, their members, operations, their business, their officers, Board members, their employees, their independent contractors or affiliates.  The Parties specifically agrees that they will not directly or indirectly contact the press, will not make any statements for public dissemination, and will not respond to inquiries from the press regarding this Agreement or the other Parties except that the Company is obligated to file a Form 8-K Current Report with the Securities and Exchange Commission disclosing the terms of this Agreement and attaching the Agreement as an exhibit to such filing.

7. Each party acknowledges and represents that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

8. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.  Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

9. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

11. The parties agree to waive their right to trial by jury for any dispute arising out of this Agreement. This Agreement and the rights and obligations hereunder shall be construed under and governed by the laws of the State of New York and the laws of the United States of America applicable therein. The parties hereto agree that except as otherwise provided in this Agreement, any claim or dispute arising under or in connection with this Agreement shall be submitted for adjudication exclusively in the United States District Court for the Southern District of New York or, if such court, by its rules, will not exercise jurisdiction, the state court of original jurisdiction of the State of New York, and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. The parties hereto hereby expressly waive any claim such person may now or hereafter have that (i) such court is not a convenient forum for any such adjudication, and (ii) the substantive laws of the State of New York or the procedural laws of such court shall not apply to the resolution of any matter in dispute. The parties hereto further agree and consent to the personal jurisdiction of such court with respect to any claim or dispute arising under or in connection with this Agreement and agree that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally, by certified mail, by overnight delivery service or other form of substituted service, as provided under the rules of practice of such court. The parties hereto expressly acknowledge that the choice of law, choice of forum and other provisions set forth herein are a result of arms length negotiations between the parties hereto.

12. This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

GLOBAL INVESTOR SERVICES INC.

By:/s/ Dr. Joseph Louro
Name: Dr. Joseph Louro
Title:  CEO

WEALTH ENGINEERING, LLC

By:/s/ Mario Romano
Name: Mario Romano
Title: CEO

WEALTH ENGINEERING AND DEVELOPMENT INCORPORATED

By:/s/ Mario Romano
Name: Mario Romano
Title: CEO

/s/ Mario Romano
Mario Romano

/s/ Annette Raynor
Annette Raynor